Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of MICT, Inc. of our report dated March 30, 2020, relating to the consolidated financial statements of Micronet Ltd. appearing in MICT Inc.’s Definitive Proxy filed August 12, 2020. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Ziv Haft
Ziv Haft
Tel Aviv, Israel	Certified Public Accountants (Isr.)
April 8, 2021	BDO Member Firm